UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2016

COHERENT, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	001-33962	94-1622541
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5100 Patrick Henry Drive, Santa Clara, CA 95054

(Address of Principal Executive Offices, Including Zip Code)

(408) 764-4000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On March 16, 2016, Coherent, Inc. (the “Company”), and its newly formed wholly owned subsidiary, Rembrandt Merger Sub Corp., a Delaware corporation (“Merger Sub”), entered into a Merger Agreement (the “Merger Agreement”) with Rofin-Sinar Technologies Inc., a Delaware corporation (“RSTI”), providing for, subject to the terms and conditions of the Merger Agreement, the acquisition of RSTI by the Company at a price of $32.50 per share in cash, without interest (the “Merger Consideration”), through the merger of Merger Sub with and into RSTI (the “Merger”), with RSTI surviving the Merger as a wholly owned subsidiary of the Company.

At the effective time of the Merger (the “Effective Time”) each share of RSTI’s common stock, par value $0.01 per share (each a “Share”) issued and outstanding immediately prior to the Effective Time (other than each Share that is owned by the Company, Merger Sub or RSTI, or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or RSTI, or held by a holder who has not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the Delaware General Corporation Law) will be converted into the right to receive the Merger Consideration.

At the Effective Time, each then outstanding option to purchase Shares that was outstanding as of the signing of the Merger Agreement, whether vested or unvested, will accelerate and become vested in full as of immediately prior to the Effective Time, and such option will be canceled in exchange for the right to receive a cash payment equal to the number of Shares covered by the vested portion of such option (taking into account any accelerated vesting as a result of the Merger) multiplied by the excess of the Merger Consideration over the option exercise price per share of such option.

The Merger Agreement contains customary representations and warranties from both the Company and RSTI.  It also contains customary covenants, including covenants providing for each of the parties to use its reasonable best efforts to cause the Merger to be consummated, and covenants requiring RSTI, subject to certain exceptions, to carry on its business in the ordinary course of business and not solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of an acquisition proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any acquisition proposal or acquisition transaction by or with a third party.

Completion of the Merger is subject to customary closing conditions, including (i) approval of the Merger by RSTI’s stockholders, (ii) expiration or early termination of any regulatory waiting periods and receipt of required regulatory approvals, (iii) the absence of injunctions or other legal restraints prohibiting the Merger, (iv) compliance by the Company and RSTI with their respective covenants in all material respects, (v) the accuracy of the Company’s and RSTI’s representations and warranties, (vi) the absence of any material adverse effect on RSTI and (vii) the absence of any action by a governmental authority challenging the Merger.

Under the Merger Agreement, the Company is entitled to receive a termination fee of $65,000,000 from RSTI if the Merger Agreement is terminated by RSTI to accept an alternative acquisition proposal and in certain other circumstances, and RSTI is entitled to receive a reverse termination fee of $25,500,000 from the Company if the Merger Agreement is terminated because the Company is unable to obtain regulatory approval for the Merger and in certain other circumstances.

The Company’s obligations under the Merger Agreement are not subject to any financing condition.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Merger Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, RSTI, Merger Sub or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by the Company and Merger Sub, on the one hand, and RSTI on the other hand, made solely for the benefit of the other. The assertions in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Merger Agreement, including information in confidential disclosure letters delivered by each party in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the Company and Merger Sub, on the one hand, and RSTI, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company or RSTI at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or RSTI’s public disclosures.

Voting Agreement

In connection with the Merger Agreement, each of RSTI’s directors and certain of its officers executed a Voting Agreement with the Company (collectively, the “Voting Agreements”).  Each Voting Agreement requires the applicable stockholder, among other things, to vote such stockholder’s Shares (i) in favor of the approval of the Merger Agreement, (ii) against approval of any proposal made in opposition to, or in competition with, the consummation of the Merger and (iii) against any alternative transaction or any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger.  In addition each applicable stockholder is prohibited from transferring any of their Shares other than in certain limited circumstances.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Voting Agreement, which is included as Exhibit A to Exhibit 2.1 hereto and is incorporated herein by reference.

Commitment Letter

In connection with the Merger Agreement, the Company entered into a debt commitment letter (the “Commitment Letter”) dated as of March 16, 2016, with Barclays Bank PLC (“Barclays”), pursuant to which, among other things, Barclays has committed to provide the Company with debt financing in an aggregate principal amount of up to $850,000,000 to finance the acquisition of RSTI. Barclays’ obligations under the Commitment Letter are subject to certain conditions, including the consummation of the Merger in accordance with the terms and conditions of the Merger Agreement and other customary closing conditions.

The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01. Other Events

On March 17, 2016, the Company and RSTI issued a joint press release announcing their entry into the Merger Agreement. A copy of that press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

Additional Information and Where to Find It

RSTI plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with the Merger. Additionally, RSTI will file other relevant materials with the SEC in connection with the Merger. The Proxy Statement will contain important information about the Company, Merger Sub, RSTI, the Merger and related matters. Stockholders are urged to read the Proxy Statement carefully when it is available.

Stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company and RSTI through the web site maintained by the SEC at www.sec.gov.

In addition, stockholders will be able to obtain free copies of the Proxy Statement from RSTI by contacting its investor relations department.

The Company and RSTI, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of RSTI in respect of the transactions contemplated by the Merger Agreement. Information regarding the Company’s directors and executive officers is contained in the Company’s Form 10-K for the year ended October 3, 2015, and its proxy statement filed with the SEC on January 27, 2016. Information regarding RSTI’s directors and executive officers is contained in RSTI’s Form 10-K for the year ended September 30, 2015 and its proxy statement filed with the SEC on February 17, 2016. To the extent holdings of securities by such directors or executive officers have changed since the amounts printed in the proxy statements, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement to be filed by RSTI and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events.  Forward looking statements include information concerning possible or assumed future results or operations of the Company, the expected completion and timing of the merger, benefits of the merger, potential synergies and cost savings, the ability of the combined company to drive growth and expand relationships, and other information related to the merger.  Without limiting the foregoing, the words “believe,” “plan,” “expect,” “will,” “forward,” “intend,” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Factors that could cause actual results to differ materially include risks and uncertainties, including, the risk the merger may not be completed in a timely manner or at all; the failure to satisfy the conditions to consummation of the merger; the occurrence of any event, change or circumstance that could give rise to termination of the merger agreement; the effect of the announcement of the merger on business relationships, operating result and business generally; challenges and costs of closing, integrating and achieving anticipated synergies; the risk that the proposed merger disrupts current plans and operations and potential employee retention difficulties; risks related to diverting management’s attention from ongoing business operations; the outcome of any legal proceedings that may be instituted related to the merger agreement; and other risks identified in the Company’s and RSTI’s SEC filings. Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s and RSTI’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company and RSTI. Actual results, events and performance may differ materially from those presented herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company and RSTI undertake no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC.
Dated: March 16, 2016

	By:	/s/ Bret DiMarco
Bret DiMarco Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Merger Agreement, dated as of March 16, 2016, by and among the Company, Rembrandt Merger Sub Corp. and Rofin-Sinar Technologies Inc.*

10.1	Commitment Letter by and among the Company and Barclays Bank PLC, dated as of March 16, 2016.

99.1	Press Release issued by the Company and RSTI, dated as of March 16, 2016.

* The Company has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. The Company will furnish a copy of such omitted document to the SEC upon request.